Exhibit 10.2

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is made and entered into as of July 1, 2015, by and between INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (“Integra”), and SEASPINE HOLDINGS CORPORATION, a Delaware corporation (“Spinco”). All capitalized terms not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Integra and certain of its subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined or unitary state or local Income Tax Returns;

WHEREAS, Integra LifeSciences Corporation, a Delaware corporation and wholly owned subsidiary of Integra (“ILS”), contributed all of the outstanding membership interests of Theken Spine, LLC (“Theken”), all of the outstanding stock of SeaSpine, Inc. (“SeaSpine”) and all of the outstanding stock of IsoTis, Inc. (“IsoTis”) to SeaSpine Orthopedics Corporation, a Delaware corporation and wholly owned subsidiary of ILS (“Controlled”) in exchange for common stock of Controlled;

WHEREAS, Integra and Spinco have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, (i) ILS will contribute or will have contributed to Controlled additional assets and liabilities associated with the Spinco Business, (ii) ILS will contribute all of the outstanding common stock of Controlled to Spinco, (iii) ILS will distribute all of the outstanding common stock of Spinco to Integra in a transaction intended to qualify, in conjunction with the contribution described in clause (ii), under Sections 355 and 368(a)(1)(D) of the Code, (iv) Integra will contribute cash to Spinco and (v) Integra will distribute all of the outstanding common stock of Spinco to Integra’s stockholders in a transaction intended to qualify, in conjunction with the contribution described in clause (iv), under Sections 355 and 368(a)(1)(D) of the Code (collectively, the “Spin-off Transactions”);

WHEREAS, pursuant to the Spin-off Transactions, Spinco and its subsidiaries will leave the Pre-Spin Group; and

WHEREAS, the parties hereto, on behalf of themselves and their Affiliates, wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto and (iii) certain related matters.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.

DEFINITIONS

When used herein the following terms shall have the following meanings:

“Affiliate” means, with respect to any entity (the “given entity”), each entity that directly or indirectly, through one or more intermediaries is controlled by the given entity. For purposes of this definition, “control” means, with respect to any entity, (a) the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding equity interests of such entity or (b) the power to direct or cause the direction of management and policies of such entity, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise. Unless otherwise indicated, the term Affiliate shall refer to Affiliates of a party as determined after the Spin-off Transactions.

“Affiliated Group” means, with respect to a Tax Period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state or local Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any U.S. federal, state or local Income Tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Rate” has the meaning set forth in the Separation Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Controlled” has the meaning set forth in the recitals to this Agreement.

“Current Allocation Methodology” means the allocation methodology that is set forth in Exhibit A, as applied to Integra Prepared Pre-Spin/Straddle Mixed Returns.

“Delaware VDA” means the voluntary disclosure agreement relating to unclaimed property between Integra and the state of Delaware entered into prior to the date hereof, pursuant to which the entities included in the agreement must file Tax Returns with the state of Delaware on March 1, 2016, March 1, 2017, March 1, 2018 and additional dates as provided in the agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870-AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency); (iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“ILS” has the meaning set forth in the recitals to this Agreement.

“Income Tax” means any and all Taxes based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means a Tax Return relating to an Income Tax.

“Integra” has the meaning set forth in the preamble to this Agreement.

“Integra Affiliated Group” means, for any applicable Tax Period, Integra and each entity that is a member of an Affiliated Group for such Tax Period (or portion thereof) with respect to which Integra would be the common parent. For the avoidance of doubt, the Integra Affiliated Group shall include, for the portion of the Straddle Period that ends on the Distribution Date, Spinco and other entities that will be members of the Spinco Affiliated Group beginning on the day immediately after the Distribution Date.

“Integra Group” means Integra and its Affiliates, excluding any entity that would be a member of the Spinco Group.

“Integra Member” means any entity that would be a member of the Integra Group.

“Integra Prepared Pre-Spin/Straddle Mixed Return” has the meaning set forth in Section 2.2(a).

“IRS” means the Internal Revenue Service or any successor thereto.

“Latham Opinion” means the opinion of Latham & Watkins LLP with respect to certain matters relating to qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code.

“Opinion Representation Letters” means the representation letters executed by officers of Integra, ILS and Spinco and delivered in connection with the Latham Opinion.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Tax Period” means a Tax Period that begins after the Distribution Date.

“Pre-Distribution Tax Period” means a Tax Period that ends on or before the Distribution Date.

“Pre-Spin Group” means Integra and its Affiliates before the Spin-off Transactions.

“Pre-Spin Member” means any entity that was a member of the Pre-Spin Group.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Responsible Party” means the party responsible for the preparation and filing of a Tax Return pursuant to Section 2.1.

“SeaSpine” has the meaning set forth in the recitals to this Agreement.

“Section 355(e) Tax” shall mean any Taxes imposed on the Pre-Spin Group resulting from a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly stock of Integra or Spinco (or interests in any predecessor or successor thereto within the meaning of Section 355(e)) representing a “50-percent or greater interest” within the meaning of Section 355(e) of the Code. For the avoidance of doubt, Section 355(e) Tax includes any Taxes imposed as a result of Section 355(f) of the Code.

“Separate Affiliated Group” means, with respect to any corporation, such corporation’s separate affiliated group as defined by Section 355(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Spinco and its Separate Affiliated Group of the Spinco Business as conducted immediately prior to the Distribution.

“Spinco Affiliated Group” means Spinco and each entity that would be a member of an Affiliated Group with respect to which Spinco would be the common parent for any Post-Distribution Tax Period. For purposes of this Agreement, the Spinco Affiliated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“Spinco Business” has the meaning set forth in the Separation Agreement under the term “SeaSpine Business”.

“Spinco Group” means Spinco and its Affiliates after the Spin-off Transactions.

“Spinco Member” means any entity that would be a member of the Spinco Group.

“Spinco Prepared Pre-Spin/Straddle Nonmixed Return” has the meaning set forth in Section 2.2(b).

“Spin-off Transactions” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Tax” means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Period, and that could reduce a Tax in another Tax Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, credit for increasing research activities, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Period” means any period prescribed by law or any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Practices” means the policies, procedures and practices customarily and consistently employed by the Pre-Spin Group in the preparation and filing of, and positions taken on, any Tax Returns of the Integra Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period.

“Tax Refund” means any refund of Taxes, whether by payment, credit, offset, reduction in Tax or otherwise, plus any interest or other amounts received or payable with respect to such refund.

“Tax Return” means any return (including any information return), report, statement, declaration, notice, form, election, estimated Tax filing, claim for refund or other filing (including any amendments thereof and attachments thereto) required to be filed with or submitted to any Taxing Authority with respect any Tax.

“Tax Treatment” has the meaning set forth in Section 3.3(a).

“Theken” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II.

FILING OF TAX RETURNS AND PAYMENT OF TAXES

Section 2.1 Preparation and Filing of Tax Returns.

(a)	Subject to Section 2.2, Integra shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)	all Tax Returns of the Integra Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period other than Tax Returns described in Section 2.1(b)(i);

(ii)	all Tax Returns of the Integra Affiliated Group or any Pre-Spin Member (or group thereof) for any Straddle Period other than Tax Returns described in Section 2.1(b)(ii); and

(iii)	all Tax Returns of the Integra Affiliated Group or any Integra Member (or group thereof) for all Post-Distribution Tax Periods.

(b)	Subject to Section 2.2, Spinco shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)	all Tax Returns for any Pre-Distribution Tax Period that are filed after the Distribution Date that relate solely to the Spinco Group or any Spinco Member (or group thereof);

(ii)	all Tax Returns for any Straddle Period that relate solely to the Spinco Group or any Spinco Member (or group thereof), including, for the avoidance of doubt, any Tax Return for a Straddle Period required to be filed by Spinco or any Spinco Member pursuant to the Delaware VDA; and

(iii)	all Tax Returns of the Spinco Affiliated Group or any Spinco Member (or group thereof) for all Post-Distribution Tax Periods, including, for the avoidance of doubt, any Tax Return for a Post-Distribution Tax Period required to be filed by Spinco or any Spinco Member pursuant to the Delaware VDA.

Section 2.2 Advance Review of Tax Returns.

(a)	At least fifteen (15) business days, or such other reasonable time as mutually agreed to by both parties, prior to the filing of any Tax Return pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii) that includes a Spinco Member (collectively, an “Integra Prepared Pre-Spin/Straddle Mixed Return”), Integra shall provide Spinco with a copy for its review of the portion of such Tax Return that relates to the Spinco Member.

(b)	At least fifteen (15) business days, or such other reasonable time as mutually agreed to by both parties, prior to the filing of any Tax Return pursuant to Section 2.1(b)(i) or Section 2.1(b)(ii) (collectively, a “Spinco Prepared Pre-Spin/Straddle Nonmixed Return”), Spinco shall provide Integra with a copy for its review of such Tax Return.

(c)	Spinco and its Representatives shall have the right to review all related work papers to the extent they relate to the portion of an Integra Prepared Pre-Spin/Straddle Mixed Return for which Spinco has review rights pursuant to Section 2.2(a), prior to Integra’s filing of such return. Integra shall in good faith consult with Spinco and its Representatives regarding Spinco’s comments with respect to such Tax Returns or related work papers and shall in good faith consult with such party in an effort to resolve any differences with respect to (i) the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (ii) the recommendations of Spinco and its Representatives for alternative positions with respect to items reflected on such Tax Returns; provided, however, that Integra shall not be obligated to consider any recommendation the result of which would materially adversely affect the Taxes of the Integra Affiliated Group (or any Integra Member) for any Straddle Period or Post-Distribution Tax Period, and Integra may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Spinco for any increases in Taxes that may result from the adoption of the relevant alternative position.

(d)	Integra and its Representatives shall have the right to review all related work papers prior to Spinco’s filing of a Spinco Prepared Pre-Spin/Straddle Nonmixed Return. Spinco shall in good faith consult with Integra and its Representatives regarding Integra’s comments with respect to such Tax Returns or related work papers and shall in good faith consult with such party in an effort to resolve any differences with respect to (i) the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (ii) the recommendations of Integra and its Representatives for alternative positions with respect to items reflected on such Tax Returns; provided, however, that Spinco shall not be obligated to consider any recommendation the result of which would materially adversely affect the Taxes of the Spinco Affiliated Group (or any Spinco Member) for any Straddle Period or Post-Distribution Tax Period, and Spinco may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Integra for any increases in Taxes that may result from the adoption of the relevant alternative position.

Section 2.3 Consistent Positions on Tax Returns. The Responsible Party shall prepare all Tax Returns (a) for all Pre-Distribution Tax Periods and Straddle Periods in a manner consistent with past Tax Practices and (b) in a manner consistent with the Latham Opinion, except in either case as otherwise required by changes in applicable law or material underlying facts or as consented by the parties hereto in writing, which consent shall not be unreasonably withheld.

Section 2.4 Taxable Year. The parties agree that, to the extent permitted by applicable law, (a) the Tax Period with respect to U.S. federal Income Taxes of the Spinco Members included in the consolidated U.S. federal Income Tax Return of the Integra Affiliated Group for the Straddle Period (and all corresponding consolidated, combined, unitary or similar state or local Income Tax Returns of such Affiliated Group) shall end as of the close of the Distribution Date and (b) the Spinco Affiliated Group and each member thereof shall begin a new taxable year for purposes of such U.S. federal, state or local Income Taxes as of the beginning of the day after the Distribution Date. The parties further agree that, to the extent permitted by applicable law, all U.S. federal, state, local and foreign Tax Returns shall be filed consistently with this position.

Section 2.5 Straddle Period Taxes. For purposes of this Agreement, Taxes attributable to Straddle Periods shall be allocated between the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date, as follows:

(a)	Income Taxes shall be allocated on the basis of the actual operations and taxable income for each such period, determined by closing the books at the end of the day on the Distribution Date; and

(b)	Non-Income Taxes shall be allocated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days during the applicable portion of the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

Section 2.6 Payment of Taxes.

(a)	Integra shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by Integra pursuant to Section 2.1(a); provided, however, that Integra and Spinco shall apportion and allocate the liability with respect to any Integra Prepared Pre-Spin/Straddle Mixed Returns in accordance with the Current Allocation Methodology.

(b)	Spinco shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by Spinco pursuant to Section 2.1(b).

(c)	Spinco or Integra, as applicable, shall pay to the other party the amount required to be paid pursuant to Section 2.6 under the Current Allocation Methodology within thirty (30) days after written demand is made by such other party; provided, however, that any such amount shall not be payable earlier than five (5) business days before the date on which the applicable Taxes are required to be paid to the Taxing Authority.

Section 2.7 Amended Returns. Notwithstanding anything to the contrary in this Agreement, no party may file any amendment to an Integra Prepared Pre-Spin/Straddle Mixed Return or Spinco Prepared Pre-Spin/Straddle Nonmixed Return without the other party’s consent, which consent shall not be unreasonably withheld; provided, however, that Integra may amend an Integra Prepared Pre-Spin/Straddle Mixed Return without Spinco’s consent if (a) such amendment will not have an adverse effect on Spinco or any Spinco Member (including as a result of Spinco’s indemnification obligations pursuant to Sections 3.3(c)(i), 3.3(c)(ii)(B) and 3.3 (c)(iii)(B)) or (b) such amendment will have an adverse effect on Spinco or any Spinco Member (including as a result of Spinco’s indemnification obligations pursuant to Sections 3.3(c)(i), 3.3(c)(ii)(B) and 3.3 (c)(iii)(B)) and Integra agrees to indemnify Spinco for any and all increases in the liability for Taxes of the Spinco Group or any Spinco Member arising solely as a result of Integra’s amendment of the Integra Prepared Pre-Spin/Straddle Mixed Return.

Section 2.8 Refunds of Taxes. Integra shall apportion and allocate any Tax Refund realized as a result of a Final Determination with respect to any Integra Prepared Pre-Spin/Straddle Mixed Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) in the same proportion as the liability for the Taxes with respect to such Tax Return was apportioned and allocated pursuant to the Current Allocation Methodology. Any Tax Refund realized as a result of a Final Determination with respect to any other Tax Return filed pursuant to Section 2.1(a)(iii) and Section 2.1(b) shall be for the benefit of the Responsible Party. If Integra or Spinco, as applicable, receives a Tax Refund with respect to which the other party is entitled to all or an allocable portion pursuant to this Section 2.8, Integra or Spinco, as applicable, shall pay such amount to such other party in immediately available funds within thirty (30) days of receipt therefor. Any payment not made within thirty (30) days of receipt shall thereafter bear interest at a rate per annum equal to the Applicable Rate.

Section 2.9 Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Integra Affiliated Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the Treasury Regulations thereunder). Integra shall continue to have discretion, reasonably exercised, to make any and all elections with respect to any Tax Returns which it is obligated to file under Section 2.1(a). Spinco shall have discretion, reasonably exercised, to make any and all elections with respect to any Tax Returns which it is obligated to file under Section 2.1(b); provided, however, that if any such election could adversely affect any Integra Member, such election shall not be made without the prior written consent of Integra, which consent shall not be unreasonably withheld.

Section 2.10 Allocation of Tax Assets.

(a)	Except as provided in Section 2.10(b), Integra and Spinco shall cooperate, each at its own cost and expense, in determining the allocation of any Tax Assets or Tax liabilities among the parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws). In the absence of controlling legal authority or unless otherwise provided under this Agreement, Integra shall reasonably determine the allocation of all Tax Assets and Tax liabilities of the Pre-Spin Group. Integra and Spinco hereby agree to compute all Taxes for Post-Distribution Tax Periods and Straddle Periods consistently with the determinations made pursuant to this Section 2.10 unless otherwise required by a Final Determination.

(b)	To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Tax Periods of either the Integra Affiliated Group or any Integra Member, on the one hand, or the Spinco Affiliated Group or any Spinco Member, on the other hand, such reduction or increase shall be allocated to the party to which such Tax Asset was allocated pursuant to Section 2.10(a). In addition, a party that is notified by a Taxing Authority or in the course of an Audit of an adjustment in any Tax Asset or that carries back any Tax Asset from Post-Distribution Tax Periods that results in an adjustment in the amount of any Tax Asset shall promptly notify the other party of such adjustment.

ARTICLE III.

INDEMNIFICATION

Section 3.1 By Integra. Subject to Section 3.3, Integra shall indemnify and hold Spinco and each Spinco Member harmless against:

(a)	any and all Taxes for which Integra is liable pursuant to Section 2.6(a), Section 2.6(c) and Section 2.7(b); and

(b)	any and all increases in the liability for Taxes of the Spinco Group or any Spinco Member (or group thereof) as a result of an Integra Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 5.1.

Section 3.2 By Spinco. Subject to Section 3.3, Spinco shall indemnify and hold Integra and each Integra Member harmless against:

(a)	any and all Taxes for which Spinco is liable pursuant to Section 2.6; and

(b)	any and all increases in the liability for Taxes of the Integra Affiliated Group or any Integra Member (or group thereof) as a result of a Spinco Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 5.1.

Section 3.3 Tax Treatment of Spin-off Transactions.

(a)	The parties expressly agree for all purposes to treat the Spin-off Transactions as qualifying under Sections 355 and 368(a)(1)(D) of the Code in accordance with the Latham Opinion (the “Tax Treatment”). Each party hereto also expressly agrees to (i) comply with the representations made in the Opinion Representation Letters, (ii) unless otherwise required by law, not take any action that is, or fail to take any action the failure of which to take is, inconsistent with the Tax Treatment, and (iii) take any and all reasonable actions to support and defend the Tax Treatment. Without limiting the generality of the foregoing, Integra and Spinco further represent, agree and covenant that the representations and information contained in the Opinion Representation Letters, insofar as they concern or relate to such party or its Affiliates, are true, correct and complete in all material respects.

(b)	Without limiting the generality of Section 3.3(a), Spinco further represents, agrees and covenants as follows:

(i)	From and after the Distribution Date until the second anniversary thereof, Spinco will (i) maintain its status as a company engaged in the Spinco Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (ii) not engage in any transaction (or allow its Affiliates to engage in any transaction) that would result in it ceasing to be a company engaged in the Spinco Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code, unless, prior to engaging in such transaction, Spinco obtains and provides to Integra a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to Integra, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code.

(ii)	From and after the Distribution Date until the second anniversary thereof, Spinco shall not take any of the following actions unless, prior to taking any such action, it obtains and provides to Integra a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to Integra, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code and will not cause Section 355(e) of the Code to apply:

(A)

enter into (or, to the extent Spinco has the right to prohibit such action, permit) any transaction or series of transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, to enter into a transaction or series of transactions), as a result of which any person or group of persons would (directly or indirectly) acquire or have the right to acquire from Spinco or one or more holders of its stock, a number of shares of its stock that, together with any shares issued in an equity offering described in clause (B) below, would comprise 30% or more of (1) the value of all outstanding shares of stock of Spinco as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of Spinco as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, the date of the last transaction of such series;

(B)	issue equity of Spinco in an offering in excess, in the aggregate, together with any shares acquired in a transaction described in clause (A) above, of 30% of (1) the value of all outstanding shares of stock of Spinco as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of Spinco, as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, as of the date of the last transaction of such series;

(C)	merge or consolidate with any other Person or liquidate or partially liquidate; or

(D)	in a single transaction or series of transactions (whether or not such transactions are related) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 40% or more of the gross assets of the Spinco Active Trade or Business or 40% or more of the gross assets of Spinco’s Separate Affiliated Group (such percentages to be measured based on fair market value as of the Distribution Date).

(c)	Notwithstanding anything to the contrary in Section 2.6, Section 3.1, Section 3.2 or Section 6.2(c):

(i)	If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than (x) a disallowance which is addressed by Section 3.3(c)(ii) or (y) the Section 355(e) Tax which is addressed by Section 3.3(c)(iii)), then any liability for Taxes of the Pre-Spin Group as a result of such disallowance shall be divided between Integra and Spinco in proportion to their respective fair market values as of the Distribution Date (determined using closing stock prices as of the Distribution Date). Integra shall be liable for, and shall indemnify Spinco and each Spinco Member against, any liability for which Integra is responsible pursuant to the preceding sentence, and Spinco shall be liable for, and shall indemnify Integra and each Integra Member against, any liability for which Spinco is responsible pursuant to the preceding sentence.

(ii)	(A) If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(c)(iii)), and Integra or any Integra Member (and neither Spinco nor any Spinco Member) has taken any action after the Distribution Date which action results in such disallowance, then Integra shall be liable for, and shall indemnify Spinco and each Spinco Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(B) If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(c)(iii)), and Spinco or any Spinco Member (and neither Integra nor any Integra Member) has taken any action after the Distribution Date which action results in such disallowance, then Spinco shall be liable for, and shall indemnify Integra and each other Integra Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(iii)	(A) If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly stock of Integra (or interests in any predecessor or successor thereto within the meaning of Section 355(e)) representing a “50-percent or greater interest” within the meaning of Section 355(e), then Integra shall be liable for, and shall indemnify Spinco and each Spinco Member against, the Section 355(e) Tax; provided, however, that to the extent such Section 355(e) Tax arises solely as a result of transactions that occurred prior to the Distribution Date, then such liability shall be divided between Integra and Spinco in proportion to their respective fair market values as of the Distribution Date (determined using closing stock prices as of the Distribution Date); and

(B) If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly stock of Spinco (or interests in any predecessor or successor thereto within the meaning of Section 355(e)) representing a “50-percent or greater interest” within the meaning of Section 355(e), then Spinco shall pay and be liable for, and shall indemnify Integra and each Integra Member against, the Section 355(e) Tax; provided, however, that to the extent such Section 355(e) Tax arises solely as a result of transactions that occurred prior to the Distribution Date, then such liability shall be divided between Integra and Spinco in proportion to their respective fair market values as of the Distribution Date (determined using closing stock prices as of the Distribution Date).

(iv)	Any such claim for indemnification to effectuate this Section 3.3(c) shall otherwise be governed in the manner specified under this Article III, but shall not affect in any manner the provisions of Article V and Article VI (except as set forth in Section 6.2(a)) with respect to cooperation and control of Audits.

Section 3.4 Certain Reimbursements. Each party shall notify the other party of any Taxes paid by it or any of its Affiliates that are subject to indemnification under this Article III. Any notification pursuant to this Section 3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between the parties and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever such a notification is given, the indemnifying party shall pay the amount requested in such notice to the indemnified party in accordance with Article IV, but only to the extent the indemnifying party agrees with such request. To the extent the indemnifying party disagrees with such request, it shall so notify the indemnified party within thirty (30) days of receipt of such notice, whereupon the parties shall use their best efforts to resolve any such disagreement. Any indemnification payment made after such thirty (30) day period shall include interest at the Applicable Rate from the date of receipt of the original indemnification notice.

Section 3.5 Adjustments. The parties agree to cooperate in good faith, without bias to any Integra Member or Spinco Member, to make appropriate adjustments to accomplish the objectives of this Article III.

ARTICLE IV.

METHOD AND TIMING OF

PAYMENTS REQUIRED BY THIS AGREEMENT

Section 4.1 Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided in the Agreement, all payments shall be made within thirty (30) days of receipt of request therefor. Except as otherwise provided in the Agreement, any payment not made within thirty (30) days of receipt shall thereafter bear interest at the Applicable Rate.

Section 4.2 Characterization of Payments. Any payment (other than interest thereon) made hereunder by Integra to Spinco, or by Spinco to Integra, shall be treated by all parties for all Tax purposes to the extent permitted by law and GAAP in the same manner as if such payment were a non-taxable distribution or capital contribution made immediately prior to the Distribution, except to the extent that Integra and Spinco treat a payment as the settlement of an intercompany liability (including, without limitation, the settlement of an intercompany liability with respect to the sharing of Tax liabilities pursuant to the Current Allocation Methodology).

Section 4.3 Payments Net of Taxes. The amount of any Loss subject to indemnification pursuant to Article III shall be net of Taxes. Accordingly, the amount which an indemnifying party is required to pay to an indemnitee will be adjusted to reflect any Tax benefit to the indemnitee from the underlying Loss and to reflect any Taxes imposed upon the indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnification payment is made and will further be made, as appropriate, to take into account any change in the liability of the indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Tax authority. For purposes of this Section 4.3, the value of any Tax benefit to the indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.

ARTICLE V.

COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY

Section 5.1 Provision of Cooperation, Documents and Other Information. Upon the reasonable request of any party to this Agreement, Integra or Spinco, as applicable, shall promptly provide (and shall cause its Affiliates to promptly provide) the requesting party with such cooperation and assistance, documents, and other information as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any Tax Return, including all Tax Returns relating to Pre-Distribution Tax Periods and Straddle Periods, (b) the conduct of any Audit involving any Taxes or Tax Returns within the scope of this Agreement or (c) the verification by a party of an amount payable to or receivable from another party. Such cooperation and assistance shall include, without limitation, (i) all information necessary for filing a Tax Return in a manner consistent with past Tax Practices and any other information reasonably requested in connection with the preparation of such Tax Returns, (ii) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return, (iii) the execution of any document that may be necessary or reasonably helpful and the provision of such other assistance reasonably necessary or requested in connection with the filing of any Tax Return, or in connection with any Audit, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which Integra may be obligated to file on behalf of Spinco Members pursuant to Section 2.1, (iv) the prompt and timely filing of appropriate claims for refund, and (v) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 5.2 Retention of Books and Records. Each party to this Agreement shall retain or cause to be retained (and shall cause each of their Affiliates to retain) all Tax Returns and all books, records, schedules, work papers, and other documents relating thereto, until the later of (a) the date seven (7) years from the close of the applicable Tax Period, (b) the expiration of all applicable statutes of limitations (including any waivers or extensions thereof) and (c) the expiration of any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.

Section 5.3 Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein that are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein.

ARTICLE VI.

AUDITS

Section 6.1 Notification and Status of Audits or Disputes. Upon the receipt by any party to this Agreement (or any of its Affiliates) of notice of any pending or threatened Audit pertaining to Taxes subject to indemnification under this Agreement, such party shall promptly notify the other party in writing of the receipt of such notice. Each party to this Agreement shall use reasonable best efforts to keep the other party advised as to the status of any Audits pertaining to Taxes subject to indemnification under this Agreement. To the extent relating to any such Tax, each party hereto shall promptly furnish the other party with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

Section 6.2 Control and Settlement.

(a)	Integra shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of an Integra Prepared Pre-Spin/Straddle Mixed Return that may have a significant adverse effect on Spinco or any Spinco Member (including as a result of Spinco’s indemnification obligations pursuant to Sections 3.3(c)(i), 3.3(c)(ii)(B) and 3.3 (c)(iii)(B)), Integra shall not settle or otherwise resolve any such issue without the written consent of Spinco, which consent shall not be unreasonably withheld.

(b)	Spinco shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a Spinco Prepared Pre-Spin/Straddle Nonmixed Return that may have a significant adverse effect on Integra or any Integra Member (including as a result of Integra’s indemnification obligations pursuant to Sections 3.3(c)(i), 3.3(c)(ii)(A) and 3.3 (c)(iii)(A)), Spinco shall not settle or otherwise resolve any such issue without the written consent of Integra, which consent shall not be unreasonably withheld.

(c)	The payment of any Taxes as a result of a Final Determination with respect to an Audit, as well as any payments between Integra and Spinco with respect to such

Taxes to the extent such Audit relates to an Integra Prepared Pre-Spin/Straddle Mixed Return and the Current Allocation Methodology applies, shall be governed by Section 2.6.

Section 6.3 Delivery of Powers of Attorney and Other Documents. Integra and Spinco shall execute and deliver to the other party, promptly upon request, powers of attorney authorizing such other party to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that Integra or Spinco, as applicable, reasonably considers to be appropriate in exercising its control rights pursuant to Section 6.2, and any other documents reasonably necessary thereto to effect the exercise of such control rights.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Effectiveness. This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

Section 7.2 Entire Agreement. This Agreement, together with all documents and instruments referred to herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings, both written and oral.

Section 7.3 Guarantees of Performance. Each party hereby guarantees the complete and prompt performance by its Affiliates of all of its obligations and undertakings pursuant to this Agreement. If, subsequent to the consummation of the Spin-off Transactions, either Integra or Spinco shall be acquired by another entity (the “acquirer”) such that 50% or more of the acquired corporation’s common stock is held by the acquirer and its affiliates, the acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement and the acquired corporation shall cause such acquirer to enter into an agreement reflecting such guarantee.

Section 7.4 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 7.5 Waiver. Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

Section 7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except with respect to matters of law concerning the internal corporate or other organizational affairs of any entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Section 7.7 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be duly given when delivered in person, by facsimile (with a confirmed receipt thereof), by messenger or courier service, or by registered or certified mail (postage prepaid, return receipt requested), at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Integra, to:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

Attention: Neal Glueck, VP of Tax

Email: Neal.Glueck@integralife.com

Tel: (609) 936-6981

Fax: (609) 750-4264

If to Spinco, to:

SeaSpine Holdings Corporation

2302 La Mirada Drive

Vista, California 92081

Attention: John Bostjancic, Chief Financial Officer

Email: john.bostjancic@seaspine.com

Tel: (760) 727-8399

Fax: (760) 727-8809

Section 7.8 Amendments. This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of Integra and Spinco.

Section 7.9 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (by operation of law or otherwise), without the prior written consent of the other party. All provisions of the Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.10 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 7.11 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Article”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

Section 7.13 Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

Section 7.14 Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 7.15 Specific Performance. Subject to the provisions of Article VIII in the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

Section 7.16 Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

Section 7.17 Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 7.18 Expenses. Except as specifically provided in this Agreement, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.19 Rules of Construction. Any ambiguities shall be resolved without regard to which party drafted the Agreement.

Section 7.20 Consistency. Except with respect to Section 7.1 hereof, to the extent that any provision of this Article VII conflicts with the provisions of Article X in the Separation Agreement, the provisions of Article X in the Separation Agreement shall control. In addition, to the extent Article X in the Separation Agreement contains matters that are not addressed in this Article VII or elsewhere in this Agreement, the provisions of Article X in the Separation Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION,
a Delaware corporation

By:	/s/ Peter J. Arduini
Name:	Peter J. Arduini
Title:	President and Chief Executive Officer

SEASPINE HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Keith Valentine
Name:	Keith Valentine
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]